Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in Obsidian Energy Inc.’s Amendment No. 1 to Form F-4, dated December 22, 2020 (the Amended “Registration Statement”), of our reports dated March 30, 2020, with respect to the consolidated balance sheets of Obsidian Energy Ltd. as at December 31, 2019 and 2018, and the consolidated statements of loss, changes in shareholders’ equity and cash flows for each of the years in the two year period ended December 31, 2019, and the effectiveness of internal control over financial reporting of Obsidian Energy Ltd. as of December 31, 2019.

We also consent to the inclusion in Obsidian Energy Inc.’s Amended Registration Statement of our report, dated March 6, 2019 except for Note 20, as to which the date is September 18, 2020, on the consolidated balance sheets of Obsidian Energy Inc. as at December 31, 2018 and December 31, 2017 and the consolidated statements of loss, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2018, and our report dated March 6, 2019 on the effectiveness of internal control over financial reporting of Obsidian Energy Inc. as of December 31, 2018.

We also consent to the reference to our Firm under the caption “Experts” in the prospectus/offer to exchange that forms a part of the Amended Registration Statement.

/s/ Ernst & Young LLP

Calgary, Canada

December 22, 2020